EXHIBIT 10.1

September 11, 2000


Mr. Ron Berger
P.O. Box 2190
Gresham, OR  97030

Dear Mr. Berger:

This letter agreement constitutes an Amendment and Restated Employment Agreement (the "Employment Agreement") made and entered into by and between you and Rentrak Corporation (the "Company") and dated as of April 21, 1998, as amended.

Notwithstanding any provision in the Employment Agreement, the Company agrees with you that the Company shall bear any and all legal fees, expenses and costs incurred by you and the Company in connection with any dispute relating to your employment with the Company or with respect to the Employment Agreement, including but not limited to the terms of your employment, the termination of your employment or your right to any benefits under the Employment Agreement. Such legal fees, expenses and costs shall include, without limitation, reasonable fees and expenses of attorneys and expert witnesses, including costs of appeal. Without limiting the foregoing, the Company shall pay all bills for such services and expenses you may incur, as they are incurred, within five (5) days of the presentation to the Company of such bills and expenses.

Very truly yours,

RENTRAK CORPORATION,
an Oregon corporation


BY:  s/s F. Kim Cox
     F. Kim Cox

ITS: President


                                   Accepted and Agreed,
                                   This 11th day of
                                   September, 2000



                                   _________________________
                                   Ron Berger